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                                                                     Exhibit 5.1

                       G O D F R E Y  &  K A H N,  S. C.
                               Attorneys-At-Law
                            780 North Water Street
                          Milwaukee, Wisconsin  53202
                   TEL:  414-273-3500    FAX:  414-273-5198


                                August 17, 2000



Kohl's Corporation
N56 W17000 Ridgewood Drive
Menomonee Falls, Wisconsin  53051

Ladies and Gentlemen:

     We have acted as counsel to Kohl's Corporation, a Wisconsin corporation (the "Company"), in connection with the Company's registration of $551,450,000 principal amount at maturity of Liquid Yield Option Notes due June 12, 2020 (the "LYONs') and the shares of Common Stock, $.01 par value, of the Company, as may be required for issuance upon conversion of the LYONs (the "Conversion Shares"), on a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The LYONs were issued pursuant to the Indenture dated as of June 12, 2000 between the Company and The Bank of New York, as Trustee (the "Indenture"). The LYONs and the Conversion Shares are to be offered and sold by certain securityholders of the Company.

     In such capacity, we have examined: (i) the Indenture; (ii) the Registration Statement; (iii) the Company's Articles of Incorporation and By-laws; and (iv) such corporate and other records and documents as we deemed necessary or advisable for purposes of this opinion.

     Based on the foregoing, we are of the opinion that:

     1. The Company is validly existing as a corporation in good standing under the laws of the State of Wisconsin.

     2. The LYONs have been duly authorized and are valid and binding obligations of the Company, enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors' rights generally, and equitable principles, whether raised in an action at law or in equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing. In applying such principles, a court, among other things, might not allow the Trustee to take action based upon the occurrence of a default deemed immaterial, and we assume that the Trustee will at all times act in good faith, in a commercially reasonable manner and in compliance with all laws and regulations.
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Kohl's Corporation
August 17, 2000
Page 2

     3. The Conversion Shares, upon issuance pursuant to conversion of the LYONs as provided in the Indenture, will be duly authorized, validly issued and non-assessable, except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes, which provides that a shareholder of a corporation may be assessed up to the par value of such shareholder's shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months' service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof.

     The foregoing opinions are limited to the laws of the State of Wisconsin, and we express no opinion with respect to any other laws. The Indenture states that it is governed by New York law. For purposes of our opinion above, we have assumed that the laws of the State of New York are identical to the laws of the State of Wisconsin.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus under the caption "Legal Matters" with respect to the matters stated therein. In giving such consent, we do not admit that we are in the category of persons whom consent is required under Section 7 of the Act.

     Mr. Peter M. Sommerhauser is an affiliate of the Company and a shareholder and member of the Management Committee of Godfrey & Kahn, S.C.

                                 Very truly yours,

                                 /s/  Godfrey & Kahn, S.C.

                                 GODFREY & KAHN, S.C.

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